Filed Pursuant to Rule 424(b)(5)

Registration No. 333-196612

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee
1.50% Convertible Senior Notes due 2021	$400,000,000(1)	100%	$400,000,000(1)	$51,520(2)
Common Stock, par value $0.001 per share	(3)	—	— (3)	— (4)

(1)	Includes $50,000,000 in aggregate principal amount of 1.50% Convertible Senior Notes due 2021 that may be purchased by the underwriters pursuant to their option to purchase additional 1.50% Convertible Senior Notes due 2021.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registrant’s Registration Statement on Form S-3 (File No. 333-196612).

(3)	Includes an indeterminate number of shares of common stock issuable upon conversion of the convertible senior notes at the initial conversion price of approximately $64.46 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is payable where convertible securities and the securities into which conversion is offered are registered at the same time and no additional consideration is to be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196612

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 9, 2014)

Verint Systems Inc.

$350,000,000

1.50% Convertible Senior Notes due 2021

We are offering $350,000,000 aggregate principal amount of our 1.50% convertible senior notes due 2021 (the “notes”). The notes will bear interest at a rate of 1.50% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2014. The notes will mature on June 1, 2021, unless earlier purchased or converted.

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding December 1, 2020 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2014, if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day; (2) during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events. On or after December 1, 2020 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion at any time, regardless of the foregoing circumstances.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The initial conversion rate will be 15.5129 shares of our common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $64.46 per share of our common stock. The conversion rate will be subject to adjustment for certain events described herein but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur on or prior to the stated maturity date, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.

We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

If a fundamental change, as defined herein, occurs prior to the stated maturity date, holders may require us to purchase for cash all or any portion of their notes at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “VRNT.” On June 12, 2014, the closing sale price of our common stock was $48.28 per share.

We have granted the underwriters named below the right to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $50,000,000 aggregate principal amount of notes.

Concurrently with this offering, pursuant to a separate prospectus supplement and accompanying prospectus, we are offering 5,000,000 shares of our common stock (or 5,750,000 shares if the underwriters in that offering exercise their option to purchase additional shares in full). The closing of this offering of notes is not conditioned upon the closing of the concurrent common stock offering, and the closing of the concurrent common stock offering is not conditioned upon the closing of this offering.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

		Total
	Per Note	Without option to purchase additional notes	With option to purchase additional notes
Initial price to public	100.000%	$350,000,000	$400,000,000
Underwriting discounts(1)	2.125%	$7,437,500	$8,500,000
Proceeds, before expenses, to us	97.875%	$342,562,500	$391,500,000

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See Underwriting (Conflicts of Interest) beginning on page S-61 of this prospectus supplement.

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 18, 2014. The underwriters expect to deliver the notes against payment in New York, New York on June 18, 2014.

Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.

Credit Suisse	RBC Capital Markets	Barclays	HSBC

Prospectus Supplement dated June 12, 2014

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of any date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in the notes. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” in the accompanying prospectus. Unless we state otherwise or the context indicates otherwise, references to “Verint,” the “Company,” “we,” “us,” “our” and “ours” in this prospectus supplement and the accompanying prospectus refer to Verint Systems Inc., a Delaware corporation, together with its consolidated subsidiaries.

Company Overview

We are a global leader in Actionable Intelligence® solutions. Actionable Intelligence is a necessity in a dynamic world of massive information growth because it empowers organizations with crucial insights and enables decision makers to anticipate, respond, and take action. With Verint software solutions and value-added services, organizations of all sizes and across many industries can make more timely and effective decisions. Today, more than 10,000 organizations in over 180 countries, including over 80 percent of the Fortune 100, use Verint solutions to improve enterprise performance and enhance security.

Our Actionable Intelligence solutions help organizations address three important challenges: Customer Engagement Optimization; Security Intelligence; and Fraud, Risk, and Compliance. We help our customers capture large amounts of information from numerous data types and sources, use analytics to glean insights from the information, and leverage the resulting Actionable Intelligence to help achieve their customer engagement, enhanced security, and risk mitigation goals.

We have established leadership positions in our respective markets by developing highly-scalable, enterprise-class solutions with advanced, integrated analytics for both unstructured and structured information. Our innovative solutions are developed by a large research and development team, which has led to more than 600 patents and patent applications worldwide. We offer a range of customer services—from initial implementation and training, to consulting and managed services, as well as ongoing customer support and maintenance—to help maximize the value our customers receive from our Actionable Intelligence solutions.

We conduct our business through three operating segments—Enterprise Intelligence, Communications and Cyber Intelligence, and Video and Situation Intelligence. Organizing our business through three operating segments allows us to align our resources and domain expertise to effectively address the Actionable Intelligence market. In the year ended January 31, 2014, we derived approximately 55%, 32% and 13% of our revenue from the sale of our Enterprise Intelligence solutions, Communications Intelligence solutions, and Video Intelligence solutions, respectively. We address the Customer Engagement Optimization market opportunity through solutions from our Enterprise Intelligence segment. We address the Security Intelligence market opportunity through solutions from our Communications and Cyber Intelligence segment and Video and Situation Intelligence segment, and we address the Fraud, Risk, and Compliance market opportunity through solutions from all three operating segments.

Headquartered in Melville, New York, we support our customers around the globe directly and with an extensive network of selling and support partners. Our indirect channels include distributors, system integrators, value added resellers, and original equipment manufacturer, or OEM, partners. Approximately half of our overall sales are made through partners, distributors, resellers, and system integrators.

In the year ended January 31, 2014, we derived approximately 56%, 20% and 24% of our revenue from sales to end users in the Americas, in Europe, the Middle East and Africa, or EMEA, and in the Asia-Pacific

region, or APAC, respectively. For the year ended January 31, 2014, approximately one quarter of our business was generated from contracts with various governments around the world, including local, regional, and national government agencies.

Recent Acquisitions

On January 6, 2014, we entered into a definitive Agreement and Plan of Merger, or the KANA Merger Agreement, providing for the acquisition of KANA Software, Inc. and its subsidiaries. Pursuant to the KANA Merger Agreement, our merger subsidiary merged with and into Kay Technology Holdings, Inc., a Delaware corporation and parent holding company of KANA Software, Inc., or KTH, with KTH continuing as the surviving corporation and as our indirect, wholly-owned subsidiary, or the KANA Merger. We refer to KTH, collectively with KANA Software, Inc. and its subsidiaries, as “KANA.” KANA is a leader in customer service solutions delivered both on-premises and in the cloud. It offers compelling customer service solutions, such as agent desktop, case management, knowledge management, and email, chat and social media response management. We acquired KANA as we believe that the acquisition will extend Verint’s Actionable Intelligence strategy and the collective solutions from Verint and KANA will enable organizations worldwide to implement a single-vendor suite to help transform customer engagement.

On February 3, 2014, the KANA Merger was completed. The KANA Merger consideration consisted of $542.4 million of cash paid at the closing, partially offset by $25.1 million of KANA’s cash received in the acquisition and a $0.7 million post-closing purchase price adjustment, resulting in net cash consideration of $516.6 million. The KANA Merger consideration was funded by a combination of cash on hand, $300.0 million of incremental term loans and $125.0 million of borrowings under our revolving credit facility.

On March 31, 2014, we completed the acquisition of all of the outstanding shares of UTX Technologies Limited, or UTX, a provider of certain mobile device tracking solutions for security applications, from UTX Limited. UTX Limited was our supplier of these products to our Communications Intelligence operating segment prior to the transaction. The purchase price consisted of $82.9 million of cash paid at closing, and we agreed to make potential additional future cash payments to UTX Limited of up to $1.5 million, contingent upon the achievement of certain performance targets over the period from closing through June 30, 2014. The cash paid at closing was funded with cash on hand. The fair value of the contingent consideration obligation was estimated to be $1.3 million as of the acquisition date and at April 30, 2014.

Concurrent Transactions

Concurrently with this offering of notes, pursuant to a separate prospectus supplement and accompanying prospectus, we are offering 5,000,000 shares of our common stock in an underwritten public offering (or 5,750,000 shares if the underwriters in that offering exercise their option to purchase additional shares in full), which we refer to as the “common stock offering.” Unless the context requires, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares.

The closing of this offering of notes is not conditioned upon the closing of the concurrent common stock offering, and the closing of the concurrent common stock offering is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. The foregoing description and other information regarding the common stock offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any common stock in the common stock offering, and no part of the common stock offering is incorporated by reference in this prospectus supplement.

We intend to use the proceeds of this offering of notes, together with the proceeds from the common stock offering, to repay a portion of the outstanding indebtedness under our existing credit facilities and to pay the cost of the related convertible note hedge transactions. See “Description of Convertible Note Hedge and Warrant Transactions.”

We also intend to enter into an amendment to our existing credit facilities to increase the permitted amount of revolving credit commitments thereunder by $100 million to $300 million and to extend the maturity to September 6, 2018. The amendment is expected to close concurrently with the closing of this offering. We cannot assure you that the amendment will be completed.

Pro Forma Ratio of Earnings to Fixed Charges

Because the proceeds of the notes offering will be used to repay indebtedness and our ratio of earnings to fixed charges would change by ten percent or more, we are presenting our pro forma ratios of earnings to fixed charges and earnings to fixed charges and preference security dividends for the periods indicated. The disclosure in the Preliminary Prospectus Supplement is supplemented by the following:

	Three Months Ended April 30, 2014		Fiscal Year Ended January 31, 2014
Pro forma ratio of earnings to fixed charges (1)	(A	)	3.4x
Pro forma ratio of earnings to fixed charges and preference security dividends (1)	(A	)	3.4x

(1)	The pro forma ratios of earnings to fixed charges and earnings to fixed charges and preference security dividends reflect the assumed issuance of the notes offered hereby on the first day of the applicable period and the use of proceeds therefrom to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds from the sale of the warrant transactions) and to repay a portion of the outstanding indebtedness under our existing credit facilities, as described in “Use of Proceeds.” The pro forma ratios also reflect amortization of deferred financing costs and cash interest payments that we would have paid on the notes. Accordingly, these pro forma ratios do not reflect the additional interest expense we would have incurred for accounting purposes as a result of separating the notes into liability and equity components and amortizing the deemed debt discount into interest expense over the term of the notes in accordance with ASC 470-20.
(A)	Pro forma earnings were insufficient to cover pro forma fixed charges for this period. The amount of the coverage deficiency was $11.5 million. We had no outstanding preferred stock during the three months ended April 30, 2014, so the pro forma fixed charges and preference security dividends coverage deficiency for that period is identical to the coverage deficiency for pro forma fixed charges.

Our Executive Offices and Website

We are a Delaware corporation with principal executive offices located at 330 South Service Road, Melville, New York 11747. Our telephone number at that address is (631) 962-9600. We maintain a website on the Internet at http://www.verint.com. The information on our website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

THE OFFERING

The following is a summary of the terms of the notes. For a more complete description, you should read the “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. In this section, references to “Verint,” “we,” “our” or “us” refer to Verint Systems Inc. and not to any of its subsidiaries.

Issuer	Verint Systems Inc., a Delaware corporation.

Notes Offered	$350,000,000 aggregate principal amount of 1.50% Convertible Senior Notes due 2021 (plus up to an additional $50,000,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes in full).

Maturity	June 1, 2021, unless earlier purchased or converted.

Interest Rate and Payment Dates	1.50% per year. Interest will accrue from June 18, 2014 and will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2014. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

After giving effect to this offering and the application of proceeds therefrom, as of April 30, 2014, on an as adjusted basis:

•	we would have had total indebtedness of approximately $1,052 million;

•	the notes would have ranked junior to $702 million of secured indebtedness of Verint, which does not reflect $300 million of undrawn availability under our revolving credit facility, assuming it is amended, as described above; and

•	the notes would have ranked junior to $702 million of indebtedness of our subsidiaries, all of which is outstanding under our existing credit facility.

After giving effect to this offering and the common stock offering and the application of proceeds therefrom, as of April 30, 2014, on an as adjusted basis:

•	we would have had total indebtedness of approximately $822 million; and

•	the notes would have ranked junior to $472 million of secured indebtedness of Verint.

No Subsidiary Guarantees	The notes will not be guaranteed by any of our subsidiaries.

No Redemption	We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

Conversion of Notes	Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding December 1, 2020 only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on September 30, 2014, if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day;

•	during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion of Notes—Conversion upon Specified Corporate Transactions.”

On or after December 1, 2020 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion regardless of the foregoing circumstances.

The initial conversion rate for the notes will be 15.5129 shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $64.46 per share of our common stock). Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation in solely cash or a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) for each trading day in a 50 trading-day conversion period (as described herein). See “Description of Notes—Conversion of Notes—Settlement upon Conversion.”

Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to you upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event	If certain corporate events as described under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” occur at any time prior to the stated maturity date, each of which we refer to as a “make-whole adjustment event,” the conversion rate for any notes converted in connection with such make-whole adjustment event will, in certain circumstances, be increased by a number of additional shares of our common stock. A description of how the number of additional shares will be determined and a table showing the number of additional shares of our common stock, if any, by which the conversion rate will be increased in connection with a make-whole adjustment event is set forth under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.”

Purchase of Notes at Your Option upon a Fundamental Change	Holders may require us to purchase for cash all or any portion of their notes upon the occurrence of a fundamental change at the fundamental change purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of “fundamental change” and related information, see “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and commissions but without giving effect to estimated offering expenses, will be approximately $342.6 million (or $391.5 million if the underwriters exercise their option to purchase additional notes in full).

We intend to use approximately $13.7 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to us from the sale of the warrant transactions described below). We intend to use the remainder of the net proceeds from this offering, together with the proceeds from the common stock offering, to repay a portion of the outstanding indebtedness under our existing credit facilities. See “Use of Proceeds.”

If the underwriters exercise their option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “VRNT.”

Conflicts of Interest	Affiliates of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., RBC Capital Markets, LLC, Barclays Capital Inc. and HSBC Securities (USA) Inc. are lenders under our existing credit facilities and will receive more than 5% of the net proceeds from this offering. Goldman, Sachs & Co. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. See “Underwriting (Conflicts of Interest).”

Concurrent Common Stock Offering	Concurrently with this offering, pursuant to a separate prospectus supplement and accompanying prospectus, we are offering 5,000,000 shares of our common stock (or 5,750,000 shares if the underwriters in that offering exercise their option to purchase additional shares in full) in an underwritten public offering. This closing of this offering of notes is not conditioned upon the closing of the concurrent common stock offering, and the closing of the concurrent common stock offering is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. See “Prospectus Supplement Summary—Concurrent Transactions” in this prospectus supplement.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-9 of this prospectus supplement, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended January 31, 2014, before investing in the notes.

Material United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and any common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”

Convertible Note Hedge and Warrant Transactions	In connection with the pricing of the notes, we have entered into convertible note hedge transactions with certain dealers, which include one or more of the underwriters or their affiliates (the “Option Counterparties”). We also have entered into warrant transactions with the Option Counterparties. The convertible note hedge transactions are expected to reduce potential dilution to our common stock and/or offset potential cash payments in excess of the principal amount of converted notes upon any conversion of notes. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their option to purchase additional notes, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the Option Counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting (Conflicts of Interest)—Convertible Note Hedge and Warrant Transactions.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association

Book-Entry Form	The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

RISK FACTORS

An investment in the notes involves various risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended January 31, 2014, before deciding to invest in the notes. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations.

Risks Related to the Notes

The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to our secured debt.

The notes will be obligations exclusively of Verint Systems Inc. and will not be guaranteed by any of our subsidiaries. The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.

After giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional notes) and the application of proceeds therefrom, as of April 30, 2014, the notes would have ranked junior to $702 million of our secured indebtedness and $702 million of indebtedness of our subsidiaries. After giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional notes) and the common stock offering and the application of proceeds therefrom, as of April 30, 2014, the notes would have ranked junior to $472 million of our secured indebtedness, which does not reflect $300 million of undrawn availability under our revolving credit facility, assuming it is amended, as described above.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that investors in, and potential purchasers of, the notes may employ, or seek to employ, an arbitrage strategy with respect to the notes. Investors that employ an arbitrage strategy with respect to the notes typically implement that strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this hedging strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock), including Rule 201 of SEC regulation SHO, the Financial Industry Regulatory Authority, Inc.’s “Limit Up-Limit Down” program, market-wide circuit breaker systems that halt trading of stock for certain periods following specific market declines, and rules stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Past regulatory actions, including emergency actions or regulations, have had a significant impact on the trading prices and liquidity of equity-linked instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities.

We and our subsidiaries will continue to have the ability to incur debt after this offering; if we or our subsidiaries incur substantial additional debt, these higher levels of debt may affect our ability to pay cash on the notes.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indenture governing the notes does not restrict our or our subsidiaries’ ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction.

Following a make-whole adjustment event, if a holder elects to convert its notes in connection with such corporate transaction, we will increase the conversion rate by an additional number of shares of our common stock upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the make-whole adjustment event occurs or becomes effective and the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event, as described below under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event is greater than $250.00 per share or less than $47.75 per share (in each case, subject to adjustment), no increase in the conversion rate will be made.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

We may not have the ability to raise the funds necessary to make cash payments on the notes, and our current debt contains and our future debt may contain limitations on our ability to make cash payments on the notes.

In addition to required cash payments of interest and principal on the notes, we have other cash payment obligations under the notes (including payments upon conversion and payments upon a fundamental change). Following a fundamental change as described under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change,” holders of notes will have the right to require us to purchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, unless we settle our conversion obligation in solely shares of our common stock (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being surrendered for conversion as described under “Description of Notes—Conversion of Notes—Settlement upon Conversion.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price in cash with respect to any notes surrendered by holders for purchase upon a fundamental change or make cash payments upon conversions. In addition, our existing credit facilities restrict our ability to make cash payments on the notes unless we satisfy conditions relating to leverage, availability thereunder and certain other conditions. If we fail to satisfy these conditions we will be unable to make any cash payments on the notes. Furthermore, restrictions in any other then-existing credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a fundamental change or make cash payments upon conversions of the notes. Our failure to purchase the notes upon a fundamental change or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In addition, holders may not be entitled to require us to purchase their notes upon a fundamental change in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” as set forth under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change.” In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

Upon conversion of the notes, we currently intend to pay cash in respect of only the principal amount of the notes being converted or (if lower) the conversion value thereof, and we currently intend to settle any amounts in excess thereof in cash, shares of our common stock or a combination thereof, at our election.

We currently intend to satisfy our conversion obligation to holders by paying cash in respect of only the lesser of the principal amount of the notes being converted and the conversion value of such notes and by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes being converted. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock.

The conditional conversion feature of the notes could result in your receiving less than the consideration into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding December 1, 2020, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the consideration into which the notes would otherwise be convertible.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. See “Description of Notes—Conversion of Notes.” If one or more holders elect to convert their notes, unless we satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in periods during which the notes are outstanding as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are included in the calculation of diluted earnings per share utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

The effect of the issuance of shares of common stock in the concurrent common stock offering, the potential issuance of shares of common stock upon conversion of the notes issued in this offering, or certain other occurrences with respect to the notes, may be to dilute your ownership interest or lower the market price of our common stock.

A substantial number of shares of our common stock is reserved for issuance upon the exercise of stock awards and upon conversion of the notes. In addition, in the concurrent common stock offering, we are offering an aggregate of 5,000,000 shares of our common stock (or up to 5,750,000 shares if the underwriters exercise their option to purchase additional shares in full). The increase in the number of outstanding shares of our common stock being issued in the common stock offering and the shares underlying the notes offered hereby would dilute a stockholder’s ownership interest or could have a negative effect on the market price of our common stock.

The notes may not have an active market, and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no active trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may negatively affect the trading price and liquidity of the notes and the price of our common stock.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to assign the notes a rating lower than the rating expected by investors or were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price or liquidity of the notes and the price of our common stock could decline.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to and subject to limited exceptions, the issuance to all or substantially all holders of our common stock of stock dividends, certain rights, options or warrants, capital stock, indebtedness, assets or cash, and subdivisions and combinations of our common stock, and certain issuer tender or exchange offers as described under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we have entered into convertible note hedge transactions with certain dealers, which include one or more of the underwriters or their affiliates (the “Option Counterparties”). The convertible note hedge transactions are intended to reduce the potential dilution and/or offset potential cash payments in excess of the principal amount of converted notes upon conversion of the notes. We also have entered into warrant transactions with the Option Counterparties. The warrant transactions could separately have a dilutive effect on our common stock to the extent that the market price of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their option to purchase additional notes, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes.

In addition, the Option Counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the Option Counterparties or their affiliates may unwind their hedge position with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

We are subject to counterparty risk with respect to the convertible note hedge transactions.

Each Option Counterparty is a financial institution or the affiliate of a financial institution, and we will be subject to the risk that one or more Option Counterparties may default under the convertible note hedge transactions. Our exposure to the credit risk of each Option Counterparty will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including a bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If an Option Counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the convertible note hedge transaction with that Option Counterparty. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in our stock market price and in volatility of our common stock. In addition, upon a default by an Option Counterparty, we may suffer adverse tax consequences and dilution with respect to our common stock. We can provide no assurances as to the financial stability or viability of the Option Counterparties.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and shares of our common stock but may not constitute a fundamental change that permits holders to require us to purchase their notes or a make-whole adjustment event that would require an increase in the conversion rate for notes converted in connection therewith. For these reasons, you should not consider the covenants in the indenture or the fundamental change purchase and make-whole adjustment features of the notes as significant factors in evaluating whether to invest in the notes.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, the conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, holders who convert their notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the close of business on the last trading day of the conversion period related to a holder’s conversion of its notes (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 50 trading-day conversion period. As described under “Description of Notes—Conversion of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to the 55th scheduled trading day prior to the maturity date, the 50 consecutive trading-day period beginning on, and including, the third trading day after such conversion date; and (ii) if the relevant conversion date occurs on or after December 1, 2020, the 50 consecutive trading days beginning on, and including, the 52nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation in solely shares of our common stock upon conversion of the notes (other than cash in lieu of any fractional share), we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date, unless such conversion date occurs on or following the regular record date immediately preceding the stated maturity date, in which case we will make such delivery (and payment, if applicable) on the stated maturity date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole adjustment event occurs on or prior to the business day immediately preceding the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole adjustment event. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. See “Material U.S. Federal Income Tax Considerations.”

We do not plan to pay dividends on our common stock for the foreseeable future.

We intend to retain our earnings to support the development and expansion of our business, to repay debt and for other corporate purposes and, as a result, we do not plan to pay cash dividends on our common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit facility or other restrictive debt agreements that we may be a party to at the time or senior securities we may have issued. Our credit facilities currently limit our ability to pay cash dividends or other payments or distributions with respect to our capital stock. In addition, the terms of any future facility or other restrictive debt credit facilities may contain similar restrictions on our ability to pay any dividends or make any distributions or payments with respect to our capital stock.

Furthermore, our ability to pay dividends to our stockholders is subject to the restrictions set forth under Delaware law. We cannot assure you that we will meet the criteria specified under Delaware law in the future, in which case we may not be able to pay dividends on our common stock even if we were to choose to do so.

Our stock price has been volatile and your investment could lose value.

The trading price of our common stock has been volatile and could be subject to wide fluctuations due to various factors. The timing of announcements in the public market regarding new products, product enhancements or technological advances by us or our competitors, and any announcements by us or our competitors of acquisitions, major transactions or management changes could also affect our stock price. Our stock price is subject to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock, our credit ratings and market trends unrelated to our performance. Stock sales by our directors, officers or other significant holders may also affect our stock price. A significant drop in our stock price could also expose us to the risk of securities class actions lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business.

Potential sales of our common stock by us may cause the market price of our common stock to decline.

We are not restricted from issuing additional shares of common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Following completion of the common stock offering, we expect that we will have approximately 59.1 million shares of common stock outstanding, approximately 0.3 million shares of common stock will be issuable pursuant to outstanding stock options and approximately 3.4 million shares of common stock underlying outstanding restricted stock units and other equity awards will be reserved for future issuance under equity compensation plans. In addition, approximately 5.1 million shares of common stock are available to be granted under our existing equity plans. Following completion of this offering of notes, approximately 5.4 million shares of common stock will be issuable upon conversion of the notes (or approximately 6.2 million shares if the underwriters exercise in full their option to purchase additional notes).

Anti-takeover provisions in Delaware corporate law may make it difficult for our stockholders to replace or remove our current board of directors and could deter or delay third parties from acquiring us, which may adversely affect the marketability and market price of our common stock.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning more than 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

Under any change of control, as defined in our credit facilities, the lenders under our credit facilities would have the right to require us to repay all of the outstanding obligations under the facilities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriters’ discount and commissions, but without giving effect to the cost of the convertible note hedge transactions, the proceeds from the warrant transactions or other offering expenses payable by us, will be approximately $342.6 million (or $391.5 million if the underwriters exercise their option to purchase additional notes in full). We intend to use approximately $13.7 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to us from the sale of the warrant transactions described below). We intend to use the remainder of the net proceeds from this offering, together with the proceeds from the common stock offering, to repay a portion of the outstanding indebtedness under our existing credit facilities. If the underwriters exercise their option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The closing of this offering of notes is not conditioned upon the closing of the concurrent common stock offering, and the closing of the concurrent common stock offering is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of April 30, 2014:

•	on an actual basis;

•	as adjusted to give effect to this offering as if it had occurred on April 30, 2014 (assuming the underwriters’ option to purchase additional notes is not exercised); and

•	as further adjusted to give effect to the common stock offering at the public offering price of $47.75 per share as if it had occurred on April 30, 2014 (assuming the underwriters’ option to purchase additional shares is not exercised), in each case, including the anticipated use of proceeds to pay down our revolving credit facility and term loan (after underwriting discounts and commissions, the cost of the convertible note hedge transactions, the proceeds from the warrant transactions and other estimated offering expenses). We may reduce the amount of the revolving credit facility that we repay depending on the cost of the convertible note hedge transactions and the proceeds from the warrant transactions.

You should read this table in conjunction with “Prospectus Supplement Summary—Concurrent Transactions” and “Use of Proceeds” in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual consolidated financial statements and related notes and other financial information incorporated by reference to our annual report on Form 10-K for the fiscal year ended January 31, 2014 and our quarterly report on Form 10-Q for the quarter ended April 30, 2014.

	As of April 30, 2014
	Actual	As Adjusted		As Further Adjusted
	(Unaudited) (In millions)
Cash, cash equivalents and short-term investments	$223	$223		$223

Debt:
Revolving credit facility(1)	$87	$—		$—
Term loan(2)	943	702		472
Notes offered hereby(3) (4) (5)	—	350		350

Total debt	1,030	1,052		822
Stockholders’ equity:
Common Stock	—	—		—
Additional Paid In Capital(4)(5)	941	927		1,158

Total stockholders’ equity	695	681	(6)	912	(6)

Total capitalization	$1,725	$1,733		$1,734

(1)	Concurrently with this offering, we expect to enter into an amendment to our existing credit facilities to increase the permitted amount of revolving credit commitments thereunder by $100 million to $300 million.
(2)	Net of unamortized debt discount.
(3)	Assumes the underwriters do not exercise their option to purchase additional notes. If such option were exercised in full, we would have $400 million aggregate principal amount of notes outstanding. Amounts shown are the principal amount thereof.
(4)

In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($350 million for the notes offered hereby, or $400 million if the underwriters fully exercise their option to purchase additional notes)

over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize in our consolidated balance sheet.
(5)	Issuance of the notes (giving effect to the application of ASC 470-20 to the notes as described in note (4) above) and the entry into the convertible note hedge and warrant transactions will result in a net increase in additional paid-in capital and, therefore, a net increase in total stockholders’ equity and total capitalization. The amounts shown in the above table do not reflect these increases.
(6)	Does not reflect write-off of certain deferred financing fees.

MARKET INFORMATION

Our common stock trades on NASDAQ under the trading symbol “VRNT.” On June 6, 2014, there were 2,749 record holders of our common stock. This number does not include the number of persons or entities who hold stock in nominee or street name through various brokerage firms, banks and other nominees. On June 12, 2014, the last closing sale price reported on NASDAQ for our common stock was $48.28 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by NASDAQ:

	Low	High
Year Ended January 31, 2013:
First quarter	$26.56	$32.76
Second quarter	$27.10	$31.69
Third quarter	$25.87	$29.60
Fourth quarter	$24.60	$35.29

Year Ended January 31, 2014:
First quarter	$32.25	$37.00
Second quarter	$32.35	$37.04
Third quarter	$32.80	$38.34
Fourth quarter	$35.24	$48.99

Year Ending January 31, 2015:
First quarter	$42.29	$49.99
Second quarter (through June 12, 2014)	$41.44	$53.19

DIVIDEND HISTORY

We have not declared or paid any cash dividends on our common stock and have no current plans to pay any dividends on our common stock. We intend to retain our earnings to finance the development of our business, repay debt and for other corporate purposes. In addition, the terms of our credit agreement restrict our ability to pay cash dividends on shares of our common stock. Any future determination as to the payment of dividends on our common stock will be made by our board of directors at its discretion, subject to the limitations contained in the credit agreement and will depend upon our earnings, financial condition, capital requirements and other relevant factors.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture to be dated as of June 18, 2014 between us and Wilmington Trust, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated as of June 18, 2014, with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summarizes the material provisions of the notes and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section entitled “Description of Notes,” when we refer to “issuer,” “Verint,” “we,” “our” or “us,” we are referring to Verint Systems Inc. and not to any of its subsidiaries.

General

We will issue $350,000,000 (or $400,000,000 if the underwriters exercise their option to purchase additional notes in full) aggregate principal amount of notes. We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on June 1, 2021, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below). The notes are not subject to redemption at our option at any time prior to maturity.

The notes:

•	will be our general unsecured obligations;

•	will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

•	will rank equal in right of payment with all of our liabilities that are not so subordinated; and

•	will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Verint or a termination in the trading of our common stock, except to the extent described under “—Purchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.”

We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, date from which interest will initially accrue and the first interest payment date) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We do not intend to list the notes on any securities exchange or automated dealer quotation system.

No Subsidiary Guarantees

The notes will not be guaranteed by any of our subsidiaries.

Interest

We will pay interest on the notes at a rate of 1.50% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a business day, the immediately following business day and no interest shall accrue on such payment for the intervening period (each, an “interest payment date”), commencing December 1, 2014, to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from June 18, 2014 or from the most recent date to which interest has been paid or duly provided for. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our obligations as described hereunder “—Events of Default.”

Conversion of Notes

General

Subject to the conditions described below, you may convert all or any portion of your notes at an initial conversion rate of 15.5129 shares of our common stock per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $64.46 per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The conversion price of a note at any time is equal to $1,000 divided by the then-applicable conversion rate at the time of determination. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

Holders may surrender all or any portion of their notes for conversion at any time until the close of business on the business day immediately preceding December 1, 2020 only upon satisfaction of one or more of the conditions described below. However, on and after December 1, 2020, holders may surrender all or any portion of their notes for conversion at any time until the close of business on the second scheduled trading day immediately preceding the stated maturity date regardless of whether any of these conditions are satisfied. “Close of business” as such term is used in this “Description of Notes” means 5:00 p.m. (New York City time).

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” for each trading day in the applicable 50 trading-day “conversion period” (each as defined below under “—Settlement upon Conversion”).

Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date, except as described below.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the open of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the regular record date immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes. As a result of the foregoing, we will pay interest on the maturity date on all notes converted after the regular record date preceding the maturity date, and converting holders will not be required to pay us equivalent interest amounts. “Open of business” as such term is used in this “Description of Notes” means 9:00 a.m. (New York City time).

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions.

Conversion upon Satisfaction of Market Price Condition

Prior to the close of business on the business day immediately preceding December 1, 2020, holders may surrender all or any portion of their notes for conversion during any calendar quarter commencing after the quarter ending September 30, 2014 if the “closing sale price” (as defined below) of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on, and including, the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day.

The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our common stock is not so reported, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include one or more of the underwriters, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

A “trading day” means a day on which (i) The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day and (ii) a closing sale price for our common stock is available on such securities exchange or market. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

A “scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed for trading. If our common stock is not so listed, “scheduled trading day” means a “business day.”

Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes

If, prior to the close of business on the business day immediately preceding December 1, 2020, the “trading price” (as defined below) for the notes on each trading day during any five consecutive trading-day period is less than 98% of the closing sale price of our common stock on such date multiplied by the conversion rate on such date, a holder may surrender notes for conversion at any time during the following 10 consecutive trading days.

The bid solicitation agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. However, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we will have no obligation to make such request unless a holder of at least $2,000,000 aggregate principal amount of the notes provides us and the trustee with reasonable evidence that the trading price of the notes on any trading day would be less than 98% of the product of the then-current conversion rate multiplied by the closing sale price of our common stock on that date. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on such trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate. If, at any time after the trading price condition has been met, the trading price for the notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate for such date, the bid solicitation agent will, on our behalf, so notify the holders and the trustee.

“Trading price” means, on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of the notes obtained by the bid solicitation agent for $2,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination (i) the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from an independent nationally recognized securities dealer, (ii) if we fail to request the bid solicitation agent to obtain bids when required or (iii) if we request the bid solicitation agent to obtain bids and the bid solicitation agent fails to make such determination, then, in each case, the trading price of the notes on such date of determination or on each trading day of such failure (as the case may be) will be deemed to be less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate.

Conversion upon Specified Corporate Transactions

Conversion upon Certain Distributions

If, prior to the close of business on the business day immediately preceding December 1, 2020, we elect to issue or distribute, as the case may be, to all or substantially all holders of our common stock:

•	rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days after the declaration date for such issuance, our common stock at a price per share that is less than the closing sale price on the declaration date for such issuance; or

•	cash, securities or other assets or property (excluding dividends or distributions described in clause (1) of the description below under “—Conversion Rate Adjustments”), which distribution has a per share value exceeding 10% of the closing sale price of our common stock as of the trading day immediately preceding the declaration date for such distribution, then, in either case, we must notify holders at least 60 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date and our announcement that such issuance or distribution will not take place. Holders of the notes may not exercise their right to convert in connection with any issuance or distribution described above if holders of the notes participate in, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, such issuance or distribution without having to convert their notes as if they held a number of shares of common stock equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the conversion rate.

Conversion upon Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Purchase of Notes at Your Option upon a Fundamental Change”) or a “make-whole adjustment event” (as defined under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event”) occurs prior to the close of business on the business day immediately preceding December 1, 2020, a holder may surrender notes for conversion at any time from and after the date that is 60 scheduled trading days prior to the anticipated effective date of the transaction or event until the close of business on the second business day immediately preceding the related “fundamental change purchase date” (as defined under “—Purchase of Notes at Your Option upon a Fundamental Change”) or, if there is no such fundamental change purchase date, the 30 scheduled trading days immediately following the effective date of such transaction or event. In some circumstances involving a make-whole adjustment event, a converting holder will also be entitled to an increase in the conversion rate as described below under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” A holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under “—Purchase of Notes at Your Option upon a Fundamental Change.” To the extent practicable, we will give notice to holders of the anticipated effective date for such transaction or event not less than 60 scheduled trading days prior to the anticipated effective date or, if we do not have knowledge of such transaction or event at least 60 scheduled trading days prior to the anticipated effective date, within five business days of the date upon which we receive notice, or otherwise become aware, of such transaction or event (but in no event later than the actual effective date of such transaction or event).

In addition, holders will also have the right to surrender notes for conversion if we are a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our property and assets that does not also constitute a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from and including the 60th scheduled trading day prior to the anticipated effective date of such transaction to and including the 30th scheduled trading day following the effective date of such transaction. We will notify holders at least 60 scheduled trading days prior to the anticipated effective date of such transaction.

Conversion on or after December 1, 2020

On and after December 1, 2020 and until the close of business on the second scheduled trading day immediately prior to the stated maturity date, holders may surrender all or any portion of their notes for conversion regardless of whether any of the conditions described in “—Conversion upon Satisfaction of Market Price Condition,” “—Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes” or “—Conversion upon Specified Corporate Transactions” have been satisfied.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, cash (a “cash settlement”), shares of our common stock plus cash in lieu of fractional shares (a “stock settlement”) or a combination of cash and shares of our common stock (a “combination settlement”), as described below. We refer to our election of a cash settlement, a stock settlement or a combination settlement as a “settlement method” and the amount we are required to pay or deliver, as the case may be, upon conversions as our “conversion obligation.”

All conversions on or after December 1, 2020 (the “final period date”) will be settled in the same method. If we have not delivered a notice of our election of settlement method for conversions following the final period date on or prior to the final period date, we will, with respect to any conversions thereafter, be deemed to have elected to satisfy our conversion obligation in a combination settlement with a “specified dollar amount” (as defined below) of $1,000.

For all conversions prior to the final period date, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after the final period date, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. For example, until the final period date, we may choose in respect of one conversion date to settle conversions by stock settlement and choose in respect of another conversion date to settle by combination settlement. If we elect a particular settlement method in connection with any conversion prior to the final period date, we will provide a notice that specifies our settlement method election (including the specified dollar amount, if applicable) to the trustee that the trustee will use to inform holders so converting of the settlement we have selected, no later than the second trading day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to satisfy our conversion obligation in a combination settlement with a specified dollar amount of $1,000. If we elect a combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

We may, prior to the final period date, at our option, irrevocably elect a combination settlement with a particular specified dollar amount for all conversions subsequent to our notice by notice of such election to holders.

Settlement amounts will be computed as follows:

•	if we elect a stock settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the applicable conversion rate;

•	if we elect a cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 50 consecutive trading days during the related conversion period; and

•	if we elect (or are deemed to have elected) a combination settlement, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 50 consecutive trading days during the related conversion period.

“Conversion period” with respect to any note means:

•	if the relevant conversion date occurs prior to the final period date, the 50 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date; and

•	if the relevant conversion date occurs on or after the final period date, the 50 consecutive trading-day period beginning on, and including, the 52nd scheduled trading day immediately preceding the stated maturity date.

The “daily settlement amount,” for each $1,000 aggregate principal amount of notes validly surrendered for conversion, and for each trading day during the conversion period, will consist of:

(1)	if (x) the daily conversion value for such trading day exceeds (y) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 50 (such quotient being referred to as the “daily measurement value”), the sum of:

(a)	a cash payment of the daily measurement value, and

(b)	a number of shares (the “daily net share settlement number”) equal to

(i)	the difference between the daily conversion value and the daily measurement value, divided by

(ii)	the daily VWAP of our common stock for such trading day; or

(2)	if the daily conversion value for such trading day is less than or equal to the daily measurement value, a cash payment equal to the daily conversion value.

“Daily conversion value” means, for each trading day during the conversion period, one-fiftieth (1/50th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of our common stock on such trading day.

No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on the daily VWAP of our common stock on the relevant conversion date (in the case of a stock settlement) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of any other settlement method).

“Daily VWAP” of our common stock (or any security that is part of the reference property into which our common stock has been converted, if applicable, as described below), in respect of any trading day, means the per share volume-weighted average price of our common stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page VRNT UQ Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the reference property into which our common stock has been converted, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or the reference property is not a security), the market value of one share of our common stock (or other reference property) on such trading day as determined in good faith by our board of directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the reference property is not a security). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

For the purposes of determining settlement amounts only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

For the purposes of determining settlement amounts only, “market disruption event” means (i) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The NASDAQ Global Select Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The settlement amounts upon conversion of the notes will be paid or delivered, as the case may be, through the conversion agent. This payment or delivery, as the case may be, will be made (i) three business days after the conversion date in the case of a stock settlement, unless such conversion date occurs on or following the regular record date immediately preceding the stated maturity date, in which case we will make such delivery (and payment, if applicable) on the stated maturity date or (ii) three business days after the last day of the conversion period (in any other case); provided, however, that if prior to the conversion date for any converted notes our common stock has been replaced by reference property consisting solely of cash (pursuant to the provisions described under “—Recapitalizations, Reclassifications and Changes to Our Common Stock”), we will pay the consideration due in respect of conversion on the tenth business day immediately following the related conversion date, and, notwithstanding the foregoing, no conversion period will apply to those conversions. As a result of the foregoing provisions and related definitions, in the case of cash or combination settlement, if a market disruption event occurs on a scheduled trading day during the conversion period, or if such scheduled trading day is not a trading day for any other reason, then the daily conversion value or daily settlement amount, as applicable, will be determined on the next following trading day and delivery of the settlement amount will be delayed accordingly. No interest will accrue on account of such delay.

Each conversion will be deemed to have been effected immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of a stock settlement) or the last trading day of the relevant conversion period (in any other case).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below:

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

CR = CR0 ×	OS OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the “ex-dividend date” (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be; and

OS = the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution (regardless of whether the distribution date is scheduled to occur after the maturity date), or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution or not to effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(2) If an ex-dividend date occurs for a distribution to all or substantially all holders of our common stock of any rights, options or warrants entitling them for a period of not more than 60 calendar days from the announcement date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR = CR0 ×	OS0 + X OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the ex-dividend date for such distribution, regardless of whether the distribution date is scheduled to occur after the maturity date. To the extent that such rights, options or warrants expire prior to the maturity date and shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants were scheduled to be distributed prior to the maturity date and are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the ex-dividend date for such distribution had not occurred.

For purposes of this clause (2) and for purposes of the first bullet under “—Conversion upon Specified Corporate Transactions—Conversion upon Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price that is less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

(3) If an ex-dividend date occurs for a distribution (the “relevant distribution”) of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash; and (iii) spin-offs as defined below in this clause (3)), then the conversion rate will be increased based on the following formula:

CR = CR0 ×	SP0 SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-dividend date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is scheduled to be paid or made prior to the maturity date and is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been an ex-dividend date for a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR = CR0 ×	FMV + MP0 MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “closing sale price” set forth under “—Conversion upon Satisfaction of Market Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined on the last day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period. In respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If an ex-dividend date occurs for a cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be increased based on the following formula:

CR = CR0 ×	SP0 SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the closing sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is scheduled to be paid or made prior to the maturity date but is not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR = CR0 ×	AC + (OS × SP) OS0 × SP

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender or exchange offer); and

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. In respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

If:

•	we elect to satisfy our conversion obligation through a combination settlement and shares of common stock are deliverable to settle the daily net share settlement number for a given trading day within the conversion period applicable to notes that you have converted,

•	any distribution, transaction or event described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on the trading day in question, and

•	the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

If:

•	we elect to satisfy our conversion obligation through a stock settlement,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on a given conversion date, and

•	the shares you will receive on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction. Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment. Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors determines that such increase would be in our best interest. We must give at least 15 days’ prior notice of any such increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S.

federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations” below for a relevant discussion.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Whenever any provision of the indenture requires us to calculate the closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or the “stock price” for purposes of a make-whole adjustment event over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or stock prices are to be calculated.

No adjustment to the conversion rate need be made for a given transaction if holders of the notes will participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of shares of common stock equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the conversion rate would participate.

Notwithstanding the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under the plan;

•	upon ordinary course stock repurchases that are not tender or exchange offers referred to in clause (5) of the adjustments above, including structured or derivative transactions that do not constitute tender or exchange offers referred to in clause (5), pursuant to any stock repurchase program approved by our board of directors;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

If we adjust the conversion rate pursuant to the above provisions, we will notify holders of such adjustment as soon as reasonably practicable thereafter and we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based.

Recapitalizations, Reclassifications and Changes to Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger, combination, binding share exchange or similar transaction involving us;

•	a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety; or

•	a liquidation or dissolution of us,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property” and any such transaction, a “share exchange event”), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of such share exchange event, holders of each $1,000 principal amount of notes will be entitled thereafter to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive upon such share exchange event. However, at and after the effective time of any such share exchange event, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion,” (ii) any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash as described under the provision under “—Settlement upon Conversion,” (iii) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (iv) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Purchase of Notes at Your Option on a Fundamental Change” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and the holders. Throughout this section (“—Conversion of Notes”), if our common stock has been replaced by reference property as a result of any share exchange event, references to our common stock are intended to refer to such reference property, subject to the provisions of the related supplemental indenture.

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of share exchange events that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. If the holders receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event”), multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the tenth business day immediately following the conversion date. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any share exchange event unless its terms are consistent with the foregoing.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.” If your notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the business day immediately preceding such purchase date.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole adjustment event” (as defined below) to, and including, the business day immediately preceding the related fundamental change purchase date, or if a make-whole adjustment event does not also constitute a fundamental change as described below under “—Conversion of Notes—Purchase of Notes at Your Option upon a Fundamental Change,” the 30th scheduled trading day immediately following the effective date of such make-whole adjustment event (such period, the “make-whole adjustment event period”), the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders, the trustee and the conversion agent as soon as practicable following the effective date of such make-whole adjustment event.

A “make-whole adjustment event” is (i) any “change in control” described in clauses (1) and (2) of such definition under “—Purchase of Notes at Your Option upon a Fundamental Change” (determined after giving effect to any exceptions or exclusions from such definition set forth in such section but without giving effect to the proviso in clause (2) of the definition thereof) and (ii) any “termination of trading” as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.”

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole adjustment event will be determined by reference to the table below, based on the date on which the make-whole adjustment event occurs or becomes effective, which we refer to as the “effective date,” and (1) the price paid or deemed to be paid per share of our common stock in the change in control in the case of a make-whole adjustment event described in the second clause of the definition of change in control, in the event that our common stock is acquired for cash, or (2) the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make-whole adjustment event, in the case of any other make-whole adjustment event. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) and the number of additional shares in the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as described under “—Conversion of Notes—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion of Notes—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate for each $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

	Stock Price
Effective Date	$47.75	$54.00	$60.00	$64.46	$70.00	$75.00	$85.00	$105.00	$130.00	$165.00	$205.00	$250.00
June 18, 2014	5.4295	4.2375	3.3793	2.8822	2.3881	2.0311	1.4972	0.8613	0.4616	0.2023	0.0748	0.0159
June 1, 2015	5.4295	4.3054	3.3975	2.8749	2.3590	1.9888	1.4413	0.8032	0.4154	0.1735	0.0595	0.0096
June 1, 2016	5.4295	4.3431	3.3809	2.8314	2.2933	1.9111	1.3535	0.7225	0.3560	0.1392	0.0429	0.0038
June 1, 2017	5.4295	4.3432	3.3211	2.7432	2.1834	1.7908	1.2291	0.6188	0.2863	0.1034	0.0277	0.0004
June 1, 2018	5.4295	4.2633	3.1747	2.5677	1.9890	1.5910	1.0383	0.4752	0.1988	0.0633	0.0126	0.0000
June 1, 2019	5.4295	4.0035	2.8499	2.2213	1.6385	1.2515	0.7431	0.2849	0.1011	0.0273	0.0021	0.0000
June 1, 2020	5.4295	3.5567	2.2995	1.6447	1.0744	0.7266	0.3310	0.0772	0.0216	0.0055	0.0000	0.0000
June 1, 2021	5.4295	3.0056	1.1538	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•	between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•	in excess of $250.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•	less than $47.75 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 20.9424 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “—Conversion of Notes—Conversion Rate Adjustments” above.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Purchase of Notes at Your Option upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any portion of your notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the occurrence of such fundamental change (such day, the “fundamental change purchase date”) at a purchase price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay to the holder surrendering the note for purchase will be equal to 100% of the principal amount of notes subject to purchase and will not include any accrued and unpaid interest).

We will send to the trustee and to each holder a written notice of the fundamental change within 5 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

•	the events causing the fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole adjustment event, in which case the notice shall state the effective date of the make-whole adjustment event;

•	information about the holders’ right to convert the notes;

•	information about the holders’ right to require us to purchase the notes;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the conversion rate and any adjustments to the conversion rate;

•	the procedures required for exercise of the purchase option upon the fundamental change; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the delivery of the fundamental change notice and the close of business on the business day immediately preceding the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding to the fundamental change purchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

“Fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

(1)	any “person” or “group” within the meaning of Section 13(d) under the Exchange Act is or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2)	we consolidate with, enter into a binding share exchange, merger or similar transaction with or into another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event; provided that any merger, binding share exchange, consolidation or similar transaction pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “change in control”;

(3)	the first day on which a majority of the members of our board of directors are not continuing directors; or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

However, notwithstanding the foregoing, a “change in control” will not be deemed to have occurred if at least 90% of the consideration paid for our common stock in a transaction or transactions described under clause (2) of the definition of “change in control” above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger, consolidation or other transaction, and, as a result therefrom, such consideration becomes the reference property for the notes.

A “termination of trading” means that our common stock or the reference property in respect of the notes are not approved for listing on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of such board of directors on the date of the original issuance of the notes, or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

The term “all or substantially all” as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will be required to purchase notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than (x) the right to receive the fundamental change purchase price and (y) the right of the holder on the regular record date to receive the corresponding interest payment, if applicable).

In connection with any purchase of notes in the event of a fundamental change, we will, in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change,

in each case, so as to permit the rights and obligations under this “—Purchase of Notes at Your Option upon a Fundamental Change” section to be exercised in the time and in the manner specified in the indenture.

No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Furthermore, holders may not be entitled to require us to purchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. In addition, our Amended and Restated Credit Agreement among us, as borrower, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent (the “Credit Facility”) restricts our ability to make cash payments on the notes (including in connection with a purchase of the notes as required upon a fundamental change) unless we satisfy conditions relating to leverage, availability under the Credit Facility and certain other conditions. If we fail to satisfy these conditions we will be unable to purchase the notes upon a fundamental change. Furthermore, we may in the future incur debt that may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger and Sale of Assets

We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to any successor person, unless:

•	the successor person (if other than us) is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to us, and may exercise every right and power of ours, under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control” permitting each holder to require us to purchase the notes of such holder as described above.

This “—Consolidation, Merger and Sale of Assets” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Consolidation, Merger or Sale of Assets” in its entirety.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	we fail to pay the principal of any note when due;

(2)	we fail to pay or deliver, as the case may be, the conversion obligation owing upon conversion of any note (including any additional shares) within 5 business days;

(3)	we fail to pay any interest on any note when due, and such failure continues for 30 days;

(4)	we fail to pay the fundamental change purchase price of any note when due;

(5)	we fail to provide timely notice of a fundamental change, make-whole adjustment event or a specified corporate transaction in accordance with the terms of the indenture;

(6)	we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above) and such failure continues for 60 days after notice is given in accordance with the indenture;

(7)	any indebtedness for money borrowed by, or any other payment obligation of, us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act), in an outstanding principal amount, individually or in the aggregate, in excess of $27,500,000 is not paid at final maturity (or when otherwise due) or is accelerated;

(8)	we fail or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $27,500,000, if the judgments are not paid, discharged or stayed within 60 days; and

(9)	certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for (x) an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below or (y) an event of default relating to our failure to file with the trustee pursuant to

Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, will consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•	0.25% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the date on which such an event of default first occurs and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 90th day immediately following, and including, the date on which such event of default first occurred; and

•	if such event of default has not been cured or validly waived prior to the 91st day immediately following, and including, the date on which such event of default first occurred, 0.50% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the 91st day immediately following, and including, the date on which such event of default first occurred and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 180th day immediately following, and including, the date on which such event of default first occurred.

Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the fifth business day prior to the end of the 60-day period specified in clause (6) above. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

The trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the note or receive the consideration due upon conversion in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any note when due;

•	we fail to pay or deliver the consideration due upon conversion of any note within the time period required by the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs or becomes known to the trustee. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change purchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

This “—Events of Default” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Events of Default and Remedies” in its entirety.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the notes;

•	reduce the principal amount of or interest on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under “—Purchase of Notes at Your Option upon a Fundamental Change” in a manner adverse to holders of notes;

•	change the ranking of the notes;

•	adversely affect the right of holders to convert notes (including the determination of amounts owed upon settlement); or

•	modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the holders of the notes;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect holders of the notes;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	upon the occurrence of a share exchange event, solely (i) provide that the notes are convertible into reference property, subject to “—Conversion of Notes—Settlement upon Conversion” above, and (ii) effect the related changes to the terms of the notes described under “—Conversion of Notes—Recapitalizations, Reclassifications and Changes to Our Common Stock” above, in each case, in accordance with the applicable provisions of the indenture; or

•	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

This “—Modification and Waiver” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Modification of the Indenture” in its entirety.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any fundamental change purchase date or upon conversion (and determination of related settlement amounts) or otherwise, cash or cash and shares of our common stock, if any (in the case of conversion), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

This “—Satisfaction and Discharge” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Satisfaction and Discharge” in its entirety. The section of the accompanying prospectus entitled “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” shall not apply to the notes.

Transfer, Exchange and Conversion

We will maintain an office where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, through the paying agent by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Reports

So long as any notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and the holders of the notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the trustee and the holders of the notes as of the time such documents are filed via EDGAR.

This “—Reports” section replaces the section of the accompanying prospectus entitled “Description of Debt Securities—Reporting” in its entirety.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We and our agents will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder. The trustee and conversion agent shall have no obligation to review or verify such calculations.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law provisions thereof other than Section 5-1401 of the General Obligations Law).

Concerning the Trustee

Wilmington Trust, National Association, has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee.

We may, in the future, maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Notes

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, DTC will exchange the global security for certificated securities that it will distribute to its participants if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the pricing of the notes, we have entered into convertible note hedge transactions with certain dealers, which include one or more of the underwriters or their affiliates (the “Option Counterparties”). The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also have entered into warrant transactions with the Option Counterparties whereby we have sold to the Option Counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock.

We intend to use approximately $13.7 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (taking into account the proceeds received to us from the sale of the warrant transactions). If the underwriters exercise their option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset potential cash payments in excess of the principal amount of converted notes upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there could nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We would not be required to make any cash payments to the Option Counterparties or their affiliates upon the exercise of the options that are a part of the convertible note hedge transactions, but would be entitled to receive from the Option Counterparties a number of shares of our common stock generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we would owe the Option Counterparties a number of shares of our common stock or, at our option, cash, in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the Option Counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the Option Counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Underwriting (Conflicts of Interest)—Convertible note hedge and warrant transactions” and “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and our common stock into which the notes may be converted. This summary deals only with a note or common stock held as a capital asset (generally, for investment) by a holder who purchases the note on original issuance at its initial offering price, which will be equal to the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). It does not describe all of the tax considerations that may be relevant to a holder in light of the holder’s particular circumstances or to a holder subject to special rules, such as:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or straddle;

•	a trader in securities that has elected the mark-to-market method of tax accounting;

•	a person liable for alternative minimum tax;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes or other pass-through entity;

•	a person who is an investor in a partnership or other pass-through entity holding notes or our common stock;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.

If an arrangement or entity treated as a partnership for U.S. federal income tax purposes is a holder of a note or our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of purchasing, holding or disposing of the notes or our common stock.

This summary is based on the provisions of the Code, final, temporary, and proposed Treasury Regulations, administrative pronouncements of the IRS and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those summarized here.

Persons considering the purchase of notes should consult their tax advisors with respect to the application of U.S. federal income tax laws (such as gift and estate tax laws) and other U.S. tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note or of our common stock received upon conversion of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Additional Payments

In certain circumstances (see “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event”) we may be required to pay amounts on the notes that are in excess of stated interest and principal on the notes. Although the matter is not free from doubt, we believe and intend to take the position that these features of the notes will not cause the notes to be treated as “contingent payment debt instruments” under the applicable Treasury Regulations. Our position is binding on a holder unless such holder discloses otherwise in its timely filed tax return. However, our position is not binding on the IRS. If the IRS successfully challenges this position, and the notes are treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rate and to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. This discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. U.S. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Interest

We expect, and the remainder of this summary assumes, that the notes will be issued at par or at a discount that is de minimis for U.S. federal income tax purposes. Accordingly, interest on the notes will be recognized by a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note (other than upon a conversion into cash and/or our common stock), a U.S. Holder will recognize gain or loss equal to the difference between the U.S. Holder’s amount realized and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Interest” above. Gain or loss recognized on the sale, exchange or retirement of a note will generally be capital gain or loss, and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held by the U.S. Holder for more than one year. If you are a non-corporate U.S. Holder, long-term capital gains generally will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of the Notes Solely into Common Stock

A U.S. Holder generally will not recognize gain or loss on the conversion of a note solely into our common stock except with respect to any portion of our common stock received that is attributable to accrued but unpaid interest or any cash received in lieu of a fractional share. A U.S. Holder’s holding period for our common stock received upon conversion will include the period during which such U.S. Holder held the note (except that the holding period for our common stock received with respect to accrued but unpaid interest would begin on the day after the date of receipt), and such U.S. Holder’s tax basis in our common stock received upon conversion will equal such U.S. Holder’s adjusted tax basis in the note at the time of conversion (other than any portion of the adjusted tax basis attributable to a fractional share).

Any portion of our common stock received that is attributable to accrued but unpaid interest will be taxable to a U.S. Holder as ordinary interest income if not previously included in income. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between (i) the amount of cash received and (ii) the portion of such U.S. Holder’s adjusted tax basis in such note that is allocated to such fractional share (in other words, such U.S. Holder’s adjusted tax basis in any fractional share of common stock deemed to be received). Any gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period for the note is more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Conversion of the Notes into a Combination of Common Stock and Cash, or Solely into Cash

If a U.S. Holder converts notes and we elect to settle the notes with a combination of our common stock and cash, the U.S. federal income tax treatment is uncertain. The conversion may be treated for U.S. federal income tax purposes as a “recapitalization” (with cash as boot) in which case a U.S. Holder would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and (ii) the amount, if any, by which (a) the sum of the cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and (b) the fair market value, at the time of the conversion, of our common stock received (other than any of our common stock received attributable to accrued but unpaid interest, but including any fractional share deemed received) exceeds (c) such U.S. Holder’s adjusted tax basis in the note. In such case, a U.S. Holder’s holding period for our common stock received upon such conversion would include the period during which the note was held (except that the holding period for our common stock received with respect to accrued but unpaid interest would begin on the day after the date of receipt), and such U.S. Holder’s adjusted tax basis in our common stock received upon such conversion (including any fractional share deemed received) would equal such U.S. Holder’s adjusted tax basis in the note at the time of such conversion, decreased by the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of gain recognized, if any (other than any gain recognized with respect to a fractional share).

Any amount of our common stock or cash received that is attributable to accrued but unpaid interest would be taxable to a U.S. Holder as ordinary interest income if not previously included in income. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between (i) the amount of cash received and (ii) the portion of such U.S. Holder’s adjusted tax basis in the note that is allocated to such fractional share (in other words, such U.S. Holder’s adjusted tax basis in any fractional share of common stock deemed to be received). Any gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period for the note is more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Alternatively, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “—Sale, Exchange or Retirement of the Notes,” in which case the common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. Holder except to the extent of any common stock received with respect to accrued but unpaid interest. In such case, such U.S. Holder’s tax basis in the note would generally be allocated pro rata among the common stock received and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued but unpaid interest would begin on the day after the date of receipt.

U.S. Holders are encouraged to consult their own tax advisors regarding the tax treatment of the receipt of a combination of our common stock and cash, or solely cash, in exchange for our notes upon conversion.

If a U.S. Holder converts the notes and we elect to settle the notes solely with cash, the cash payment received would be treated as proceeds from the sale of the note and taxed in the manner described above under “—Sale, Exchange or Retirement of the Notes.”

Constructive Distributions

If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase would be a deemed distribution, taxable as a dividend to holders of the notes to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the holders do not receive a cash payment. If the conversion rate is increased at our discretion or in certain other circumstances (including adjustment to the conversion rate in connection with a fundamental change), such increase also may be a deemed distribution, taxable as a dividend to holders of the notes to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances, the failure to adjust the conversion rate under the indenture may result in a deemed taxable distribution to holders of our common stock.

If there is a deemed distribution, such distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits, and thereafter as a return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders. Generally, an increase in the conversion rate under the indenture made pursuant to a bona fide reasonable adjustment formula in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive distribution.

Distributions on Common Stock

Distributions paid on our common stock received upon a conversion of a note, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess generally will be treated as a capital gain. Dividends received by non-corporate U.S. Holders will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock generally will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock is more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A U.S. Holder’s adjusted tax basis in the common stock will be determined as described above. If you are a non-corporate U.S. Holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Possible Effect of a Change In Conversion Consideration, Including After a Consolidation, Merger or Sale of Assets

In certain situations, including a consolidation, merger or combination involving us or a transfer of all or substantially all of our property and assets, the notes may become convertible into property other than our common stock. See “Description of Notes—Conversion of Notes—Recapitalizations, Reclassifications and Changes to Our Common Stock.” Depending on the circumstances, the conversion of the notes into such property other than our common stock may be a fully or partially taxable event.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Medicare Tax

In addition, certain U.S. Holders who are individuals, estates or trusts are required to pay a 3.8% Medicare surtax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include interest, dividends, and gains from the sale or other taxable disposition of the notes or common stock. U.S. individuals should consult their own tax advisors regarding the effect, if any, of the Medicare surtax on their ownership and disposition of notes or common stock.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note or of our common stock received upon conversion of a note that is, for U.S. federal income tax purposes, neither a U.S. Holder nor a partnership.

A “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the Notes

Subject to the discussion below concerning backup withholding and FATCA withholding, payments of principal and interest (including interest deemed to be received upon conversion) on the notes to a Non-U.S. Holder will not be subject to U.S. federal withholding tax (currently at a rate of 30%), provided that, in the case of interest:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a bank described in Section 881(c)(3)(A) of the Code and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder.

Certification Requirement

Interest on a note will generally not be exempt from U.S. federal withholding tax unless the Non-U.S. Holder certifies on IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to U.S. federal income tax (but not the Medicare tax) in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax at a rate of 30% (or a lower U.S. income tax treaty rate) for corporate Non-U.S. Holders.

Sale, Exchange or Other Disposition of Notes or Common Stock

Subject to the discussion below concerning backup withholding and FATCA withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange or other taxable disposition (including upon conversion) of notes or common stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; or

•	we are or have been within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which the Non-U.S. Holder held the notes or common stock, a U.S. real property holding corporation, as defined in the Code.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and if gain on a sale, exchange or other taxable disposition of notes or common stock is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, in lieu of the withholding tax discussed above, will generally be subject to U.S. federal income tax (but not the Medicare tax) in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. These Non-U.S. Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax on gains at a rate of 30% (or a lower U.S. income tax treaty rate) for corporate Non-U.S. Holders.

To the extent that the amount realized on a sale, exchange or other taxable disposition of notes is attributable to accrued but unpaid interest on the notes, this amount generally will be taxed in the same manner as described under “—Payments on the Notes” above.

Taxation of Dividends on Common Stock and Constructive Distributions on the Notes

Dividends on our common stock paid or constructive distributions deemed paid (see “—Tax Consequences to U.S. Holders—Constructive Distributions” above) to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable U.S. income tax treaty. In the case of any constructive distribution, it is possible that the U.S. federal tax on this constructive distribution would be withheld from interest payments on the notes, shares of your common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying its entitlement to benefits under a U.S. income tax treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if the dividends (or constructive distributions) are effectively connected with the conduct of this trade or business, the Non-U.S. Holder in lieu of the U.S. withholding tax described above, will generally be subject to U.S. federal income tax (but not the Medicare tax) in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable U.S. income tax treaty) for corporate Non-U.S. Holders.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Copies of the information returns reporting such payments and any withholding may be made available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock, and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” when applicable, will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and dividends and gross proceeds from the sale of certain securities producing such U.S.-source interest and dividends, made to (i) “foreign financial institutions” (as defined in the legislation) unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners.

Under recently issued final Treasury Regulations and other recent guidance, the FATCA withholding obligations described above will not apply to interest on, and gross proceeds with respect to, the notes unless they are “significantly modified” on or after July 1, 2014 in such a way that they were considered to be re-issued for U.S. federal income tax purposes. However, the withholding obligations described above will apply with respect to dividends paid on our common stock after June 30, 2014 and with respect to gross proceeds of dispositions of our common stock after December 31, 2016. Non-U.S. Holders are urged to consult their own tax advisors regarding the implications of the potential application of FATCA withholding on an investment in the notes and our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Deutsche Bank Securities Inc. has severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the initial offering price set forth on the cover page of this prospectus supplement less discounts and commissions:

Underwriters	Principal Amount
Deutsche Bank Securities Inc.	$133,529,000
Goldman, Sachs & Co.	47,059,000
Credit Suisse Securities (USA) LLC	47,059,000
RBC Capital Markets, LLC	47,059,000
Barclays Capital Inc.	37,647,000
HSBC Securities (USA) Inc.	37,647,000

Total	$350,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement (other than those covered by the option to purchase additional notes) if any of these notes are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 1.275% of the principal amount of $1,000 of notes. After the initial public offering the notes, the representatives may change the public offering price and concession and discount to broker/dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the compensation and estimated expenses we will pay.

	Per note		Total
	Without option to purchase additional notes	With option to purchase additional notes	Without option to purchase additional notes	With option to purchase additional notes
Underwriting Discounts and Commissions paid by us	2.125%	2.125%	$7,437,500	$8,500,000

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.3 million. We have agreed to reimburse the underwriters for up to $25,000 for expenses related to clearance of this offering by Financial Industry Regulatory Authority, Inc. The underwriters have agreed to reimburse us for certain expenses.

We have agreed to indemnify the underwriters and Goldman, Sachs & Co. in its capacity as the qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to $50,000,000 aggregate principal amount of additional notes at the initial offering price set forth on the cover page of this prospectus supplement less discounts and commissions. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional notes as the number of notes to be purchased by it in the above table bears to the total number of notes offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional notes to the underwriters to the extent the option is exercised. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

We have agreed for a period of 90 days, and each of our executive officers and directors have agreed for a period of 60 days, in each case, from the date hereof, subject to limited exceptions (the “Lock-Up Period”), not to, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) including the filing (or participation in the filing of) of a registration statement with the SEC in respect of, any shares of our common stock, options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock, or publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of Deutsche Bank Securities Inc. The foregoing shall not apply to transfers or sales of our common stock pursuant to a contract, instruction or plan complying with Rule 10b5-1 of the Exchange Act that has been entered into by any executive officer or director prior to the date hereof.

In addition, we will be permitted to, among other things, (1) grant equity awards pursuant to the terms of a plan in effect on the date hereof or issue and/or sell our common stock pursuant to the exercise of such equity awards or the exercise of any other equity awards outstanding on the date hereof, (2) issue the convertible notes and any common stock issuable upon the conversion of the notes and upon settlement or termination of, the warrant transactions described in this prospectus supplement or (3) issue common stock in the concurrent offering.

In addition, our directors and officers will be permitted to:

•	transfer lockup securities pursuant to a sale of 100% of the outstanding shares of our common stock (including, without limitation, a tender offer or by way of our merger with another person);

•	sell or transfer lockup securities up to the lesser of 10,000 shares of our common stock or 10% of common stock beneficially owned by the director or officer;

•	transfer lockup securities as a bona fide gifts if the transferee agrees to be bound by the lockup agreement similar to the one signed by the transferor and no Exchange Act filing is required or voluntarily made because of such a transfer;

•	transfer of lockup securities to a trust and/or their immediate family members if the transferee agrees to be bound by the lockup agreement similar to the one signed by the transferor and no Exchange Act filing is required or voluntarily made because of such a transfer;

•	exercise of any option to purchase common stock that was granted under and in accordance with any Company employee benefit plan, qualified stock option plan or other director or employee compensation plan, or any agreement existing pursuant to such a plan, including the transfer to the Company of common stock underlying such options solely to pay the exercise price or any withholding taxes in connection with the exercise thereof on a “cashless” or net settlement basis (it being understood that such purchased common stock, after giving effect to the “cashless” or net settlement exercise of options, shall remain subject to the lockup);

•	transfer to the Company common stock underlying restricted stock and restricted stock unit grants solely to pay any withholding taxes in connection with the scheduled vesting thereof on a “cashless” or net settlement basis; and

•	transfer lockup securities acquired in the open market.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we have entered into convertible note hedge transactions with certain dealers, which include one or more of the underwriters or their affiliates (the “Option Counterparties”). We also have entered into warrant transactions with the Option Counterparties. The convertible note hedge transactions are expected to reduce potential dilution to our common stock and/or offset potential cash payments in excess of the principal amount of converted notes upon any conversion of notes. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants.

We intend to use approximately $13.7 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (taking into account the proceeds received by us from the sale of the warrant transactions). If the underwriters exercise their option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the Option Counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Conflicts of Interest

We intend to use a portion of the net proceeds of the offering to repay indebtedness under our outstanding credit facility under which Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., RBC Capital Markets, Barclays Bank Plc and HSBC Securities (USA) Inc., act as Joint Lead Arrangers and Joint Bookrunner, RBC Capital Markets and Barclays Bank PLC acts as co-syndication agents and Deutsche Bank Securities Inc. and HSBC Bank USA, N.A. act as co-documentation agents, and Credit Suisse AG acts as the administrative agent and collateral agent. Credit Suisse AG, Cayman Islands Branch, Deutsche Bank Trust Company Americas, Royal Bank of Canada, Barclays Bank PLC and HSBC Bank USA, N.A., all affiliates of the underwriters, are lenders under the revolving loan under the credit facility, and Credit Suisse AG, Cayman Islands Branch is a lender under the term loan facility.

As a result of the offering, affiliates of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., RBC Capital Markets, LLC, Barclays Capital Inc. and HSBC Securities (USA) Inc. will receive more than 5% of the net proceeds from the sale of the notes. Accordingly, the offering is being made in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. This rule provides generally that if more than 5% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Goldman, Sachs & Co. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by Goldman, Sachs & Co. Centerview Partners LLC is acting as our advisor in connection with the offering.

In addition, the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of the notes to which this prospectus supplement relates to the public in that Relevant Member State, other than:

(A) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives on behalf of the underwriters for any such offer; or

(C) in any other circumstances falling within Article 3 of the Prospectus Directive, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. Each of the underwriters severally represents, warrants and agrees as follows:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(2) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes and certain legal matters in connection with this offering will be passed upon for us by Jones Day. Davis Polk  & Wardwell LLP, New York, New York is advising the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from Verint’s annual report on Form 10-K for the fiscal year ended January 31, 2014 and the effectiveness of Verint and its subsidiaries’ internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Kay Technology Holdings, Inc. as of December 31, 2013 and for the year ended December 31, 2013 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, independent accountants, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Verint Systems Inc.

Debt Securities

Common Stock

We may offer for sale, from time to time, the securities described in this prospectus. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the Nasdaq Global Select Market under the symbol “VRNT.”

Investing in our securities involves risks. Please consider carefully the specific factors set forth under the heading “Risk Factors” in our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2014.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, operating results and prospects may have changed since those dates.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any amount of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Verint,” “we,” “our,” “us” and the “company” refer to Verint Systems Inc., a Delaware corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refer to our subsidiaries, unless the context requires otherwise.

FORWARD-LOOKING STATEMENTS

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “will” or other similar words. There can be no assurances that forward-looking statements will be achieved.

By their very nature, forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause our actual results or conditions to differ materially from those expressed or implied by such forward-looking statements. Important risks, uncertainties, assumptions, and other factors that could cause our actual results or conditions to differ materially from our forward-looking statements include, among others:

•	uncertainties regarding the impact of general economic conditions in the United States and abroad, particularly in information technology spending and government budgets, on our business;

•	risks associated with our ability to keep pace with technological changes and evolving industry standards in our product offerings and to successfully develop, launch, and drive demand for new and enhanced, innovative, high-quality products that meet or exceed customer needs;

•	risks due to aggressive competition in all of our markets, including with respect to maintaining margins and sufficient levels of investment in our business;

•	risks created by the continued consolidation of our competitors or the introduction of large competitors in our markets with greater resources than we have;

•	risks associated with our ability to successfully compete for, consummate, and implement mergers and acquisitions, including risks associated with capital constraints, valuations, costs and expenses, maintaining profitability levels, management distraction, post-acquisition integration activities, and potential asset impairments;

•	risks relating to our ability to effectively and efficiently execute on our growth strategy, including managing investments in our business and operations and enhancing and securing our internal and external operations;

•	risks associated with our ability to effectively and efficiently allocate limited financial and human resources to business, development, strategic, or other opportunities that may not come to fruition or produce satisfactory returns;

•	risks that we may be unable to maintain and enhance relationships with key resellers, partners, and systems integrators;

•	risks associated with the mishandling or perceived mishandling of sensitive or confidential information, security lapses, or with information technology system failures or disruptions;

•	risks associated with our significant international operations, including, among others, in Israel, Europe, and Asia, exposure to regions subject to political or economic instability, and fluctuations in foreign exchange rates;

•	risks associated with a significant amount of our business coming from domestic and foreign government customers, including the ability to maintain security clearances for certain projects;

•	risks associated with complex and changing local and foreign regulatory environments in the jurisdictions in which we operate;

•	risks associated with our ability to recruit and retain qualified personnel in regions in which we operate;

•	challenges associated with selling sophisticated solutions, long sales cycles, and emphasis on larger transactions, including in assisting customers in realizing the benefits of our solutions and in accurately forecasting revenue and expenses and in maintaining profitability;

•	risks that our intellectual property rights may not be adequate to protect our business or assets or that others may make claims on our intellectual property or claim infringement on their intellectual property rights;

•	risks that our products may contain defects, which could expose us to substantial liability;

•	risks associated with our dependence on a limited number of suppliers or original equipment manufacturers for certain components of our products, including companies that may compete with us or work with our competitors;

•	risks that our customers or partners delay or cancel orders or are unable to honor contractual commitments due to liquidity issues, challenges in their business, or otherwise;

•	risks that we may experience liquidity or working capital issues and related risks that financing sources may be unavailable to us on reasonable terms or at all;

•	risks associated with significant leverage resulting from our current debt position, including with respect to covenant limitations and compliance, fluctuations in interest rates, and our ability to maintain our credit ratings;

•	risks arising as a result of contingent or other obligations or liabilities assumed in our acquisition of our former parent company, Comverse Technology, Inc., or CTI, or associated with formerly being consolidated with, and part of a consolidated tax group with, CTI, or as a result of CTI’s former subsidiary, Comverse, Inc., being unwilling or unable to provide us with certain indemnities or transition services to which we are entitled;

•	risks relating to our ability to successfully implement and maintain adequate systems and internal controls for our current and future operations and reporting needs and related risks of financial statement omissions, misstatements, restatements, or filing delays; and

•	risks associated with changing tax rates, tax laws and regulations, and the continuing availability of expected tax benefits, including those expected as a result of acquisitions.

These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our most recently filed annual report on Form 10-K and in the other documents and reports filed by us with the SEC. You may obtain copies of these documents and reports as described under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. As a result, the trading price of our securities could decline and you could lose a part or all of your investment. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we post our filed documents on our website at www.verint.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered as part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in this prospectus unless the information incorporated by reference was filed after the date of this prospectus. We incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2014;

•	our quarterly report on Form 10-Q for the quarterly period ended April 30, 2014;

•	our definitive proxy statement on Schedule 14A, filed on May 14, 2014, but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the fiscal year ended January 31, 2014;

•	our current reports on Form 8-K or 8-K/A, filed on February 3, 2014, March 10, 2014, March 31, 2014 (Item 2.01 and related Item 9.01 only) April 18, 2014 and June 9, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on July 2, 2010, including any amendment or report updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until we sell all of the securities we are offering with this prospectus.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

Attention: Investor Relations

Telephone: (631) 962-9600

VERINT SYSTEMS

We are a global leader in Actionable Intelligence® solutions. Actionable Intelligence is a necessity in a dynamic world of massive information growth because it empowers organizations with crucial insights and enables decision makers to anticipate, respond, and take action. With Verint software solutions and value-added services, organizations of all sizes and across many industries can make Actionable Intelligence more timely and effective decisions. Today, more than 10,000 organizations in over 180 countries, including over 80 percent of the Fortune 100, use Verint solutions to improve enterprise performance and enhance security.

Our Actionable Intelligence solutions help organizations address three important challenges: Customer Engagement Optimization; Security Intelligence; and Fraud, Risk, and Compliance. We help our customers capture large amounts of information from numerous data types and sources, use analytics to glean insights from the information, and leverage the resulting Actionable Intelligence to help achieve their customer engagement, enhanced security, and risk mitigation goals.

We have established leadership positions in our respective markets by developing highly-scalable, enterprise-class solutions with advanced, integrated analytics for both unstructured and structured information. Our innovative software solutions are developed by a large research and development team, which has led to more than 600 patents and patent applications worldwide. We offer a range of customer services—from initial implementation and training, to consulting and managed services, as well as ongoing customer support and maintenance—to help maximize the value our customers receive from our Actionable Intelligence solutions.

We conduct our business through three operating segments—Enterprise Intelligence, Communications and Cyber Intelligence, and Video and Situation Intelligence. Organizing our business through three operating segments allows us to align our resources and domain expertise to effectively address the Actionable Intelligence market.

Headquartered in Melville, New York, we support our customers around the globe directly and with an extensive network of selling and support partners. We are a Delaware corporation with principal executive offices located at 330 South Service Road, Melville, New York 11747. Our telephone number at that address is (631) 962-9600. We maintain a website on the Internet at www.verint.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered as part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures and acquisitions. The specific allocation of the proceeds from a particular offering of securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended		Fiscal Years Ended January 31,
	April 30, 2014		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (1)	(A	)	2.7x	2.7x	2.1x	2.0x	1.8x
Ratio of earnings to fixed charges and preference security dividends (1)	(A	)	2.7x	1.8x	1.4x	1.3x	1.1x

(1)	The ratios presented above have been computed on a consolidated basis. Earnings consists of our consolidated net income (loss) before income taxes, plus fixed charges, reduced by the non-controlling interest in the pre-tax income of a consolidated subsidiary that did not incur fixed charges. Fixed charges consist of interest expense (including only interest expense on third party indebtedness and excluding interest expense accrued on uncertain tax positions), amortization of debt discounts and capitalized expenses related to indebtedness as well as a portion of rental expense deemed by us to be representative of the interest factor within rental payments under operating leases. Preference security dividends represent the estimated amount of pre-tax earnings necessary to pay dividends on our previously outstanding Series A Convertible Preferred Stock. Dividends on our Series A Convertible Preferred Stock were cumulative. Our Series A Convertible Preferred Stock was cancelled on February 4, 2013, in connection with our acquisition of CTI. No dividends had been declared or paid on our Series A Convertible Preferred Stock.
(A)	Earnings were insufficient to cover fixed charges and preference security dividends for this period. The amount of the coverage deficiency was $14.3 million. We had no outstanding preferred stock during the three months ended April 30, 2014, so the fixed charges and preference security dividends coverage deficiency for that period is identical to the coverage deficiency for fixed charges.

DESCRIPTION OF DEBT SECURITIES

This section summarizes the general terms of the debt securities that we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The debt securities offered pursuant to this prospectus will be issued under an indenture to be entered into between us and Wilmington Trust, National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, or the TIA. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.” In this discussion, the terms “Verint,” “we,” “us” and “our” refer only to Verint Systems Inc. and not to any of its subsidiaries.

General

In the discussion that follows, we summarize certain provisions of the indenture and describe the general terms that will apply to any debt securities that may be offered by us pursuant to this prospectus. This discussion is not complete, and is qualified by reference to all the provisions of the indenture, including definitions of terms used in the indenture. At the time that we offer debt securities, we will describe in the related prospectus supplement the specific terms of the offered debt securities and the extent to which the general terms described in this section apply to those debt securities.

The prospectus supplement relating to any series of debt securities will describe the specific terms of the debt securities offered thereby, including some or all of the following, as applicable:

•	the title of the series (which will distinguish the debt securities of that particular series from the debt securities of any other series but which may be part of a series of debt securities previously issued);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•	the denominations in which the debt securities of the series will be issuable if other than denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•	whether the debt securities of the series will be issuable as global securities, the terms and conditions, if any, upon which such global securities may be exchanged in whole or in part for debt securities of such series in definitive certificates registered in the names of the individual holders thereof, the depositary for such global securities, and the form of any legend or legends to be borne by any such global securities in addition to or in lieu of the legend set forth in the indenture;

•	the date or dates on which the principal of the debt securities of the series is payable;

•

(i) the rate or rates, if any, at which the debt securities of the series will bear interest (which may be fixed or variable); (ii) the manner in which the amounts of payment of principal (including amount payable in excess thereof) or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to any commodity or commodity, currency, stock exchange or financial index; (iii) the date or dates from which interest, if any, will accrue; (iv) the date or dates on which interest, if any, of the debt securities of the series will commence and be payable; and (v) any regular or special record date for the payment of interest, if any, on the debt securities of the series;

•	(i) if other than in U.S. dollars, the currency in which debt securities of a series are denominated, which may include any foreign currency or any composite of two or more currencies; and (ii) the currency or currencies in which payments on such debt securities are payable, if other than the currency in which such debt securities are denominated;

•	the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, or the method of such payment, if by wire transfer, mail or other means;

•	any depositories, interest rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the indenture;

•	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, purchased or repaid, in whole or in part, at our option;

•	our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof upon the happening of any event and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration of the maturity thereof pursuant to the indenture;

•	any addition to or change in the covenants (and related defined terms) set forth in the indenture that applies to debt securities of the series;

•	any addition to or change in the events of default that applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	the provisions relating to any security provided for the debt securities of the series;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture;

•	the form and terms of any guarantee of the debt securities of the series and the subordination, if any, of such guarantees pursuant to the indenture;

•	if and as applicable, the terms and conditions of any right to exchange for or convert debt securities of the series into shares of our common stock or other securities or another person; and

•	any other terms of the debt securities of the series.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the debt securities to be described in the applicable prospectus supplement.

Payment and Paying Agents

We will pay interest to holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if such holders no longer own the debt security on the interest due date. We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. Payments in any other manner will be specified in the prospectus supplement.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We will notify the trustee of changes in the paying agents for any particular series of debt securities.

Merger, Consolidation or Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, we will not: (i) consolidate or merge with or into another person or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our and our subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

•	either: (a) we are the surviving entity; or (b) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all of our obligations under the debt securities and the indenture pursuant to a supplemental indenture or other agreements delivered to the trustee;

•	immediately after such transaction, no default or event of default exists (other than in the case of: (i) our merger with an affiliate solely for the purpose of reincorporating in another jurisdiction; or (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among us and our subsidiaries); and

•	we deliver, or cause to be delivered, to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, transfer, conveyance, lease or other disposition complies with the requirements of the Indenture.

Modification of the Indenture

Unless otherwise specified in the applicable prospectus supplement, we and the trustee may amend or supplement the indenture or the debt securities of a series without the consent of any holder of debt securities:

•	to cure any ambiguity, defect or inconsistency, provided that no such action shall adversely affect the interests of the holders in any material respect;

•	to comply with the indenture’s provisions regarding merger, consolidation or sale of assets;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to evidence the assumption of our obligations under the indenture and the debt securities by a successor thereto in the case of a consolidation or merger or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of our and our subsidiaries’ properties or assets, taken as a whole;

•	to comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of the debt securities pursuant to the indenture;

•	to make any change that would provide any additional rights or benefits to the holders of the debt securities of a series, that would surrender any right, power or option conferred by the indenture on us or that does not adversely affect in any material respect the legal rights of any holder of such debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

•	to conform the text of the indenture (only with respect to such series) or any board resolution, supplemental indenture or officer’s certificate with respect to the debt securities of such series to the description of notes contained in the offering document pursuant to which such debt securities were sold;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions; provided that such change is made in accordance with the provisions of such senior indebtedness;

•	to add to, change or eliminate any of the provisions of the indenture with respect to any series of debt securities; although no such addition, change or elimination may apply to any series of debt security created prior to the execution of such amendment and entitled to the benefit of such provision, nor may any such amendment modify the legal rights of a holder of any such debt security with respect to such provision, unless the amendment becomes effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	to secure our obligations under the debt securities and the indenture;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•	to allow any guarantor to execute a supplemental indenture or a guarantee with respect to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, we and the trustee may, with the consent of the holders of a majority in aggregate principal amount of the debt securities of a series, voting as a single class, amend or supplement the indenture or the debt securities of a series or the rights of the holders of the debt securities of such series. Unless otherwise indicated for a particular series of debt securities by the applicable prospectus supplement establishing such series, without the consent of the holder of each security affected (whether in the aggregate holding a majority in principal amount of debt securities of such series or not), no amendment, supplemental indenture or waiver may be made that, as to any non-consenting holders:

•	reduces the percentage of principal amount of outstanding securities whose holders must consent to an amendment, supplemental indenture or waiver;

•	reduces the rate of interest on any debt security or changes the index or reduces the spread applicable to any floating rate securities;

•	reduces the principal amount of or premium, if any, on the securities or changes the stated maturity of any of the securities;

•	changes the place, manner or currency of payment of principal of, or premium, if any, or interest on the securities;

•	makes any change in the provisions of the indenture relating to seniority or subordination of any security that adversely affects the rights of any holder under such provisions;

•	reduces the principal amount of discount securities payable upon acceleration of the maturity thereof;

•	waives a default or event of default in the payment of the principal of or premium, if any, or interest on the securities (except a rescission of the declaration of acceleration of the securities of any series by the holders of a majority in principal amount of the outstanding securities of such series and a waiver of the payment default resulting from such declaration that has been rescinded);

•	makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of securities to receive payments of principal of or premium, if any, or interest on the securities or the right to institute suit for the enforcement of any such payments;

•	waives a payment with respect to any securities payable on redemption at our option or repurchase at the option of the holder thereof or changes any of the provisions with respect to the redemption or repurchase of any securities; or

•	makes any change in the amendment and waiver provisions of the indenture requiring the consent of the holder of each security affected thereby.

Events of Default and Remedies

Unless otherwise specified in the applicable prospectus supplement, the indenture provides that events of default regarding the debt securities of any series will be:

•	default for 30 days in the payment when due of interest on debt securities of that series;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the debt securities of that series;

•	failure by us to comply with any non-payment covenant in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) and such failure continues for the period and after the trustee notifies us, or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding voting as a single class notify us and the trustee, of such default and we do not cure such default or such default is not waived within 60 days after the receipt of such notice;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, whether such indebtedness now exists, or is created after the date of the indenture, if that default:

•	is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such obligation (referred to as a Payment Default); or

•	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to such amount as may be set forth in the applicable prospectus supplement;

•	certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our significant subsidiaries or any group of subsidiaries of us that, taken together, would constitute a significant subsidiary; and

•	any other event of default provided with respect to debt securities of that series, which is specified in the applicable prospectus supplement.

If an event of default (other than pursuant to the bankruptcy or insolvency provisions of the indenture with respect to us) regarding debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount (or, if such securities are discount securities, such portion of the principal amount as specified in the applicable prospectus supplement) of the then outstanding debt securities of such series may declare each debt security of that series due and payable immediately without further action or notice. If a bankruptcy or insolvency event occurs with respect to us, the debt securities of such series will immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities of such series. The holders of a majority in principal amount of debt securities of such series may rescind any acceleration and its consequences (other than with respect to an event of default pursuant to the bankruptcy or insolvency provisions of the indenture with respect to us) if (1) the rescission would not conflict with any judgment or decree, (2) we have paid or deposited with the trustee a sum sufficient to pay in the currency in which the debt securities of that series are payable (A) all overdue interest, if any, on all outstanding debt securities of that series, (B) all unpaid principal of and premium, if any, any outstanding debt securities of that series which has become due otherwise than by such a declaration of acceleration, and interest on such unpaid principal or premium at the rate or rates prescribed therefor in such notes or, if no such rate or rates are so prescribed, at the rate borne by the debt securities during the period of such default, and (C) to the extent that payment of such interest is enforceable under applicable law, interest upon overdue interest to that date of such payment or deposit at the rate or rates prescribed therefor in such debt securities, or, if no such rate or rates are so prescribed, at the rate borne by the debt securities during the period of such default and (3) all existing events of default (other than for nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series also will be entitled to waive past defaults regarding such debt securities, except for a default in payment of principal of or premium, if any, or interest on such debt securities or in respect of a covenant or provision that cannot be modified or amended hereunder without the consent of the holder of each such debt security. The trustee generally may not be ordered or directed by any of the holders of debt securities to take any action unless one or more of the holders shall have offered to the trustee indemnity or security reasonably satisfactory to it.

If the trustee collects any money in connection with an event of default regarding the debt securities of any series, the trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the trustee security or indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, we may at any time elect to have all of our obligations and certain other provisions discharged with respect to the outstanding debt securities (referred to as Legal Defeasance) except for the rights of holders of outstanding debt securities to receive payments in respect of the principal of or premium, if any, or interest on, such debt securities when such payments are due from the trust referred to below, certain other of our obligations and certain other rights of the trustee under the indenture.

In addition, we may at any time elect to have our obligations released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities (referred to as Covenant Defeasance). In the event Covenant Defeasance occurs, certain events described under “—Events of Default and Remedies” (not including non-payment) will no longer constitute an event of default with respect to the debt securities.

In order to exercise either Legal Defeasance or Covenant Defeasance in respect of any series of debt securities, in addition to the satisfaction of other conditions, we must irrevocably deposit with the trustee for the benefit of the holders of such debt securities to be defeased money in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, we must deliver to the trustee an opinion of counsel and officer’s certificate in connection with such defeasance, and we may not exercise such defeasance if certain defaults or events of default with respect to debt securities of such series have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound.

Satisfaction and Discharge

Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect with respect to the debt securities of a particular series, when:

•	either:

•	all debt securities of such series that have been authenticated and, except for lost, stolen or destroyed debt securities of such series that have been replaced or paid and debt securities of such series for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•	all debt securities of such series that have not been delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable in accordance with the terms of such debt securities, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense;

and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such series of debt securities not delivered to the trustee for cancellation (in the case of debt securities of such series that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be:

•	we have paid or caused to be paid all other sums payable by us under the indenture in respect of the debt securities of such series; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Subordination

If specified in the applicable prospectus supplement, the debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors and any preferred equity holders of such subsidiaries.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for common stock or other securities of us or another entity. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities, and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture will not be guaranteed by any of our subsidiaries.

Reporting

Unless otherwise specified in the applicable prospectus supplement, the indenture will require us to provide the trustee with a copy of the reports, information and documents that we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we file the same with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the indenture. We will also comply with Section 314(a) of the TIA. Notwithstanding anything in the indenture to the contrary, we will not be deemed to have failed to comply with any of our agreements under this covenant for purposes of the third bullet under “—Events of Default and Remedies” until 90 days after the date any report, information or document is required to be filed with the SEC pursuant to this covenant.

Further Issues

Unless specified otherwise with respect to a series of debt securities in a prospectus supplement, we may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of ranking equally with the debt securities of any series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with, and have the same terms as to status or otherwise as, such previously issued debt securities.

Form, Exchange, Registration and Transfer

The debt securities will be issued only in registered form. Debt securities of a series will either be global securities registered in book-entry form or definitive certificates registered in the name of the holders thereof. Procedures relating to global securities are described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in United States dollars will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

Debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Book-Entry Procedures and Settlement

The debt securities initially will be issued in book-entry form only and represented by one or more global securities registered in the name of, and deposited with a custodian for, The Depository Trust Company, or DTC, or its nominee. DTC or its nominee will be the sole registered holder of the debt securities for all purposes under the indenture. Owners of beneficial interests in the debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debt securities under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities under the terms of the indenture.

Concerning the Trustee

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us and our affiliates in the ordinary course of business. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.

Governing Law

The debt securities and the indenture will be governed by, and construed in accordance, with the laws of the State of New York without regard to conflicts of laws principles thereof.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws and the form of stock certificate, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, as well as the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL. In this discussion, the terms “Verint,” “we,” “us” and “our” refer only to Verint Systems Inc. and not to any of its subsidiaries.

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 2,207,000 shares of preferred stock, par value $0.001 per share. As of May 15, 2014, approximately 54,039,751 shares of common stock were outstanding, and no shares of preferred stock were outstanding.

Liquidation

Upon our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in all assets remaining after the payment of all debts and other liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Dividends

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of our common stock are entitled to receive ratably such dividends, if any, as our board of directors may declare on the common stock out of funds legally available for that purpose.

Our credit agreement contains a restrictive covenant which limits our ability to pay cash dividends on our common stock.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. A majority of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote is required for any action by the stockholders (a) except as otherwise provided by law or our Amended and Restated Certificate of Incorporation and (b) except that directors are to be elected by a plurality of the votes cast at elections. Holders of shares of our common stock do not have cumulative voting rights in the election of directors.

Future Issuance of Preferred Stock

As of the date of this prospectus, there are no shares of preferred stock issued or outstanding. Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of common stock.

Certain Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws contain certain provisions that that could make it more difficult for a third party to acquire us by means of a tender offer, a proxy contest or otherwise.

Advance Notice Procedures

Our Amended and Restated By-laws establish advance notice procedures for stockholders to make nominations of candidates for election as directors, or bring other business before a meeting of our stockholders. These procedures provide that only persons who are nominated by or at the direction of our board of directors or by a stockholder who has given timely notice in proper written form to our secretary prior to the annual or special meeting at which directors are to be elected will be eligible for election as directors. These procedures also require that, in order to raise matters at an annual meeting, those matters be raised before the meeting pursuant to the notice of meeting we deliver or by, or at the direction of, our board of directors or by a stockholder who is entitled to vote at the meeting and who has given timely notice in proper written form to our secretary of his intention to raise those matters at the annual meeting. If our chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certain Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with any person who becomes an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Business combinations, for purposes of Section 203 of the DGCL, include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the subject corporation’s voting stock, but excludes persons who acquire over 85% of such corporation’s voting stock in a tender offer.

Limitation of Liability of Directors and Officers

Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for damages for breach of any duty owed to us or our stockholders except for liability for: (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or, in failing to act, not having acted in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) any matter for which a director is liable for willfully or negligently approving an unlawful payment of dividends or an unlawful purchase or redemption of stock under the DGCL, or (iv) having derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation provides for indemnification by us of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions. Its address is P.O. Box 1342, Brentwood, NY 11717 and its telephone number at this location is 877-830-4936.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

A summary of the material United States federal income tax consequences to certain persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors of securities are urged to consult their own tax advisors prior to investing in the securities.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents, (b) to or through underwriters or dealers, (c) directly to one or more acquirers or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct acquirers and their compensation, in a prospectus supplement.

Direct Sales and Sales through Agents

We may sell the offered securities directly to acquirers. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, or the Securities Act, with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Sales through Underwriters or Dealers

If underwriters are used in the sale of the offered securities, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL OPINIONS

Legal opinions relating to the securities being offered by this prospectus will be rendered by Jones Day.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 10-K for the fiscal year ended January 31, 2014 and the effectiveness of our and our subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Kay Technologies, Inc. as of December 31, 2013 and for the year ended December 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, independent accountants, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

$350,000,000

Verint Systems Inc.

1.50% Convertible Senior Notes due 2021

Deutsche Bank Securities	Goldman, Sachs & Co.

Credit Suisse	RBC Capital Markets	Barclays	HSBC